Exhibit 99.1

Liberty Global Reports Q1 2024 Results

Significant progress against strategy to create and deliver value to shareholders, with Sunrise spin-off anticipated Q4'24

Strong balance sheet, including $3.9 billion(i) of cash and liquid securities; proactively refinanced >$2bn of 2027 maturities at VMO2

Investment in fixed and mobile networks continues, with FTTH programs on track in the U.K., Belgium and Ireland

Q1 financial performance in line with expectations and fully on track to achieve all full-year guidance targets

Denver, Colorado: May 1, 2024
Liberty Global Ltd. today announced its Q1 2024 financial results.
CEO Mike Fries stated, “On our extended fourth quarter results call we presented a clear pivot in our strategy which will see us not only focus on maximizing the long-term value of our core FMC assets, but also delivering that value directly to shareholders over time. During Q1 we made significant progress on the initiatives we announced, including our plan to spin-off Sunrise, which is on track for Q4 this year.
Our balance sheet remains in great shape, with $3.9 billion(i) of cash and liquid securities, supported by strong Adjusted FCF generation and the ability to replenish liquidity through asset sales. We recently completed a proactive $2.4 billion VMO2 refinancing where we successfully extended the average life of our total U.K. debt stack with a negligible impact to VMO2's WACD. We remain committed to shareholder remuneration, having already repurchased ~3% of our shares through April 26th against our target of up to 10% of shares by year-end. Meanwhile our Ventures portfolio, valued at $3.4 billion, represents an attractive platform to support our FMC operations, drive returns, and create significant value over time.
We continue to invest in our fiber-rich, fixed and 5G mobile networks and, while this is driving elevated capital intensity today, it remains critical to underpinning the long-term asset values of our OpCos. Our fiber upgrade projects in the U.K., Belgium and Ireland remain on track, and nexfibre recently announced it had reached the milestone of one million premises1 built in the U.K., as VMO2 fiber build capacity continues to ramp up. Meanwhile, we're continuing to invest in digital and AI initiatives to support commercial momentum and efficiencies.
Our overall financial performance in Q1 was in line with expectations, highlighted by the return to strong Adjusted EBITDA growth in the Netherlands and the return to positive broadband net adds in Switzerland. Fixed ARPU trends in the U.K. and Switzerland improved while our businesses in Belgium and the Netherlands each delivered continued fixed ARPU growth. We are on track to meet our full-year

2024 guidance metrics across all OpCos, with price adjustments recently announced in the U.K., the Netherlands and Belgium to support our financial targets."
(i)Including amounts held under separately managed accounts (SMAs) and our investments in ITV, Lionsgate, Vodafone and All3Media.

Q1 Operating Company Highlights

(Consolidated)

Sunrise delivered a return to positive broadband net adds and a solid financial performance in Q1

Operating highlights: During Q1, Sunrise delivered 6,200 broadband net adds, primarily driven by an improved main brand performance from customer loyalty initiatives, as well as continued trading momentum in flanker brands. In mobile, Sunrise continued to drive commercial momentum, delivering 26,000 postpaid net adds. FMC penetration remains high at 59% across the Sunrise broadband base. The spin-off is on track for Q4'24.

Financial highlights: Revenue of $854.0 million in Q1 2024 increased 5.8% YoY on a reported basis and was flat on a rebased2 basis. The flat rebased result was mainly due to (i) the positive impact of last year's July price rise and (ii) continued momentum in mobile subscription and B2B, offset by lower handset revenues. Adjusted EBITDA increased 6.2% YoY on a reported basis and 0.4% on a rebased basis to $279.3 million in Q1 2024, including $2 million of costs to capture3. The rebased increase was mainly due to lower costs to capture. Adjusted EBITDA less P&E Additions of $129.4 million in Q1 increased 13.5% YoY on a reported basis and 7.6% on a rebased basis, including $6 million of opex and capex costs to capture.

(Consolidated)

Telenet has a solid start to 2024, on track to deliver on full-year guidance

Operating highlights: During Q1, Telenet's postpaid mobile base declined by 800 while its broadband base declined by 6,000. The net subscriber trend in the first quarter continued to be impacted by higher annualized churn from the intensely competitive market environment, which more than offset the improved sales performance from Telenet's latest marketing campaigns. Wyre, Telenet's NetCo partnership with Fluvius, in which it holds a majority 66.8% stake, is well on track to achieve its FTTH rollout plan, whilst continuing to explore ways in which it can maximize efficiency of such rollout. FMC penetration remains high at 49% of the broadband base. In April, Telenet extended its digital ecosystem through Blossom, an "all-in-one" digital solution for the installation of charging stations and smart charging for electric cars.

Financial highlights: Revenue of $762.6 million in Q1 2024 increased 1.1% YoY on a reported basis and decreased 0.5% on a rebased basis. The rebased decrease was primarily driven by the net effect of (i) a decrease in B2B wholesale revenue following the expected loss of the VOO MVNO contract, (ii) a decline in the fixed customer base and (iii) lower interconnect revenue, partially offset by the benefit of the June 2023 price rise. Adjusted EBITDA increased 1.8% YoY on a reported basis and 0.2% on a rebased basis to $308.4 million in Q1, primarily due to the net effect of (a) lower programming and interconnect costs and (b) lower energy costs, partially offset by higher staff-related expenses following the mandatory 1.5% wage indexation as of January 2024 and growth in the overall FTE base. Reported and rebased Adjusted EBITDA less P&E Additions decreased 4.0% and 5.9%, respectively, to $124.7 million in Q1.

(Non-consolidated Joint Venture)

VMO2 sets up for 2024 execution with focused investments in Q1

Operating highlights: VMO2's fixed customer base declined by 2,000 in Q1, primarily driven by a reduction in gross adds, as a slowdown in customer activity in the fixed market offset growth in nexfibre areas. VMO2's premium fixed ARPU was broadly stable for the second consecutive quarter ahead of price rises being implemented in Q2. The broadband base grew by 5,300 in Q1, while growth in broadband speeds continued, as average download speed increased 17% YoY to 368Mbps. In line with its continued broadband innovation, VMO2 became the first major UK provider to publicly launch a residential 2Gbps service in February, with the new services initially available across the nexfibre network. In mobile, the postpaid base declined by 74,500 in Q1, driven by a reduction in handset sales and disconnections related to the decommissioning of a legacy billing system. During Q1, VMO2 built 194,000 premises, the majority of which were FTTH homes built for the nexfibre JV, representing an increase in build pace of 80% YoY. The milestone of one million nexfibre premises built was achieved in April, highlighting the ramp up of the VMO2 fiber build capacity.

Financial highlights (in U.S. GAAP)4: Revenue9 of $3,282.8 million in Q1 2024 increased 3.8% YoY on a reported basis and decreased 0.5% YoY on a rebased basis. The rebased decrease was primarily due to the net effect of (i) an increase in other revenue due to low-margin construction revenue from the nexfibre JV, (ii) a decrease in mobile revenue due to lower handset sales and (iii) a decrease in B2B fixed revenue, with each revenue category as defined and reported by the VMO2 JV. Q1 Adjusted EBITDA9 increased 4.6% YoY on a reported basis and 0.3% YoY on a rebased basis to $1,073.6 million, including $14 million of opex costs to capture. The YoY increase in Adjusted EBITDA was primarily due to the net effect of (a) a benefit of approximately $15 million during 2024 related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract and (b) investment in IT and digital efficiency programs. Q1 Adjusted EBITDA less P&E Additions9 decreased 10.9% YoY on a reported basis and 14.7% YoY on a rebased basis to $387.8 million, including $39 million of opex and capex costs to capture.

Financial highlights (in IFRS): Revenue of £2,588.8 million ($3,282.8 million) in Q1 2024 decreased 0.5% YoY on a rebased basis. Q1 Adjusted EBITDA of £925.7 million ($1,173.9 million), including costs to capture, decreased 0.2% YoY on a rebased basis. Q1 Adjusted EBITDA less P&E Additions of £278.2 million ($352.8 million), including costs to capture, decreased 29.3% YoY on a rebased basis. The drivers of these IFRS changes are largely consistent with those under U.S. GAAP detailed above.

For more information regarding the VMO2 JV, including full IFRS disclosures, please visit its investor relations page to access the Q1 earnings release.

(Non-consolidated Joint Venture)

VodafoneZiggo delivers a solid financial performance in Q1, confirming 2024 guidance

Operating highlights: During Q1, FMC5 net adds increased by 22,700 to almost 2.7 million, delivering significant Net Promoter Scores along with customer loyalty benefits. FMC penetration remained stable at 48%. Mobile postpaid net adds grew 22,300 alongside growth in mobile postpaid ARPU of 3.4% YoY, supported by the price indexation implemented in October. The broadband base contracted by 23,500 in the quarter, a 3,000 improvement compared to Q4, as a 26,600 decline in Consumer was only partially offset by a 3,100 increase in B2B.

Financial highlights: Revenue increased 2.8% YoY on a reported basis and 1.6% YoY on a rebased basis to $1,114.0 million in Q1. The rebased increase was primarily due to continued growth in mobile and B2B fixed revenue, partially offset by a decline in the B2C fixed customer base. Adjusted EBITDA increased 10.1% YoY on a reported basis and 8.8% on a rebased basis to $519.0 million in Q1. The rebased increase was primarily driven by lower energy costs and the phasing of wage increases. Adjusted EBITDA less P&E Additions increased 24.1% YoY on a reported basis and 22.6% on a rebased basis to $274.3 million in Q1.

Q1 ESG Highlights

Since the launch of our ESG strategy "People Planet Progress" in 2023, we have remained steadfast in our commitment to fostering inclusivity, sustainability and responsibility across the business.

With our People agenda we are working towards a high performing, inclusive company for our employees, where everyone is valued and respected, and where we have a positive impact on each other and our communities. We have utilized results from our annual Diversity Equity & Inclusivity survey to focus our work on what matters most for our people. We continue to hold ourselves accountable through our ambitions to progress gender diversity in all areas of the business and empower our people to feel that they can be themselves at work.

Our Planet agenda reflects our commitment to the environment and efforts to be a sustainable company. Recognizing the significant impact of our supply chain emissions, we have taken proactive steps to accelerate our supplier engagement. In Q1, our Liberty Procurement Services introduced a new Responsible Supplier Code of Conduct and supplier assessment procedure, which includes our latest ESG requirements and criteria to advance alignment across carbon emissions reductions and human rights priorities.

On Progress, we have been making further strides to demonstrate our commitment to transparency and responsibility. In Q1 we received the scores of the CDP benchmark (formerly the Carbon Disclosure Project), where we have been upgraded to B grade, reflecting our enhanced focus on our Planet strategy, and upgrade to B- for our work in supplier engagement. CDP is a not-for-profit charity that runs the global disclosure system for investors, companies, cities, states, and regions to manage their environmental impacts.

In April, VodafoneZiggo published its Integrated Annual Report, including company performance across ESG matters. In 2023, VodafoneZiggo conducted its first double materiality analysis to identify the most relevant themes for the company and its stakeholders. They also made progress against their 2025 ambitions, reaching 194,000 people through their social programs, as well as reducing their environmental footprint. VodafoneZiggo aims to reduce its emissions by 50% by 2025 compared to 2018, and as of last year, had achieved a total reduction of 44% compared to 2018. To reduce its environmental impact, the company improved the energy efficiency of its network and products, increased focus on digitization and cloud-based solutions, continued to deploy electric vehicles for use by technicians, and supported sustainable commuting for employees.

We will publish our annual Liberty Global Corporate Responsibility Report, highlighting the successes and progress of our entire business and operations, this summer.

Liberty Global Consolidated Q1 Highlights
•Q1 revenue increased 4.1% YoY on a reported basis and 1.9% on a rebased basis to $1,945.1 million
•Q1 net earnings (loss) increased 173.9% YoY on a reported basis to $527.0 million
•Q1 Adjusted EBITDA decreased 6.9% YoY on a reported basis and 6.8% on a rebased basis to $581.4 million
•Q1 property & equipment additions were 18.8% of revenue, as compared to 20.9% in Q1 2023
•Balance sheet with $4.7 billion of total liquidity6
◦Comprised of nearly $1.2 billion of cash, $2.0 billion of investments held under SMAs and $1.5 billion of unused borrowing capacity7
•Blended, fully-swapped borrowing cost of 3.4% on a debt balance of $15.7 billion

Liberty Global	Q1 2024	Q1 2023	YoY Change (reported)	YoY Change (rebased)

Customers
Organic customer net losses	(18,800)	(16,500)

Financial
(in millions, except percentages)
Revenue	$1,945.1	$1,868.4	4.1%	1.9%
Net earnings (loss)	$527.0	$(713.5)	173.9%
Adjusted EBITDA	$581.4	$624.5	(6.9%)	(6.8%)
P&E additions	$365.1	$389.9	(6.4%)
Adjusted EBITDA less P&E Additions	$216.3	$234.6	(7.8%)	(2.5%)

Cash provided by operating activities	$245.7	$307.8	(20.2%)
Cash used by investing activities	$(211.7)	$(1,423.2)	85.1%
Cash provided (used) by financing activities	$(284.0)	$813.8	(134.9%)

Adjusted FCF	$(185.4)	$(178.4)	3.9%
Distributable Cash Flow	$(185.4)	$19.9	(1,031.7%)

Customer Growth

	Three months ended
	March 31,
	2024	2023

Organic customer net additions (losses) by market
Sunrise	(800)	2,300
Telenet	(14,900)	(15,100)
VM Ireland	(1,300)	(2,500)
UPC Slovakia	(1,800)	(1,200)
Total	(18,800)	(16,500)

VMO2 JV(i)	(2,000)	20,900
VodafoneZiggo JV(ii)	(35,200)	(3,500)
______________________

(i)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(ii)Fixed-line customer counts for the VodafoneZiggo JV include certain B2B customers.

Net earnings (loss)
Net earnings (loss) was $527.0 million and ($713.5 million) for the three months ended March 31, 2024 and 2023, respectively.

Financial Highlights
The following tables present (i) Revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for each of our reportable segments, including the non-consolidated VMO2 JV and VodafoneZiggo JV, for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis. Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA less P&E Additions are non-GAAP measures. For additional information on how these measures are defined and why we believe they are meaningful, see the Glossary.

	Three months ended		Increase/(decrease)
	March 31,
Revenue	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$854.0	$807.4	5.8	—
Telenet	762.6	754.5	1.1	(0.5)
VM Ireland	123.0	123.0	—	(1.2)
Central and Other	269.6	244.5	10.3	20.3
Intersegment eliminations(i)	(64.1)	(61.0)	N.M.	N.M.
Total	$1,945.1	$1,868.4	4.1	1.9

VMO2 JV(ii)	$3,282.8	$3,162.7	3.8	(0.5)
VodafoneZiggo JV(ii)	$1,114.0	$1,083.4	2.8	1.6
______________________

N.M. - Not Meaningful

(i)Amounts primarily relate to the revenue recognized within our T&I Function related to the Tech Framework. For additional information on the Tech Framework, see the Glossary.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's revenue.

	Three months ended		Increase/(decrease)
	March 31,
Adjusted EBITDA	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$279.3	$263.0	6.2	0.4
Telenet	308.4	302.9	1.8	0.2
VM Ireland	40.0	41.5	(3.6)	(4.9)
Central and Other(i)	(31.0)	32.1	N.M.	N.M.
Intersegment eliminations(ii)	(15.3)	(15.0)	N.M.	N.M.
Total	$581.4	$624.5	(6.9)	(6.8)

VMO2 JV(iii)(iv)	$1,073.6	$1,025.9	4.6	0.3
VodafoneZiggo JV(iii)	$519.0	$471.5	10.1	8.8
______________________

N.M. - Not Meaningful

(i)2024 amount includes development costs related to our internally-developed software subsequent to our decision to externally market such software during the second quarter of 2023.
(ii)Amounts relate to the Adjusted EBITDA impact within our T&I Function related to the Tech Framework. For additional information on the Tech Framework, see the Glossary.
(iii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA.
(iv)2024 amount for the VMO2 JV includes a benefit of approximately $15 million related to higher capitalized costs by the VMO2 JV due to a change in the terms of a related-party contract.

	Three months ended		Increase/(decrease)
Adjusted EBITDA less P&E Additions	March 31,
	2024	2023	Reported %	Rebased %
	in millions, except % amounts

Sunrise	$129.4	$114.0	13.5	7.6
Telenet	124.7	129.9	(4.0)	(5.9)
VM Ireland	0.6	8.4	(92.9)	(93.6)
Central and Other	(38.4)	(17.7)	(116.9)	9.4
Total	$216.3	$234.6	(7.8)	(2.5)

VMO2 JV(i)	$387.8	$435.3	(10.9)	(14.7)
VodafoneZiggo JV(i)	$274.3	$221.1	24.1	22.6
______________________

N.M. - Not Meaningful

(i)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV's Adjusted EBITDA less P&E Additions.

Leverage and Liquidity
•Total principal amount of debt and finance leases: $15.7 billion
•Average debt tenor8: 4.6 years, with ~10% not due until 2030 or thereafter
•Borrowing costs: Blended, fully-swapped cost of debt was 3.4%
•Liquidity: $4.7 billion, including (i) nearly $1.2 billion of cash at March 31, 2024, (ii) $2.0 billion of investments held under SMAs and (iii) $1.5 billion of aggregate unused borrowing capacity under our credit facilities

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations regarding our and our businesses' financial performance, including Revenue and Rebased Revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, operating and capital expenses, property and equipment additions, Adjusted Free Cash Flow and Distributable Cash Flow, as well as the 2024 financial guidance provided by us and our operating companies and joint ventures, which includes expected capital intensity; our future strategies for maximizing and creating value for our shareholders; the anticipated spin-off of our Swiss operating company, Sunrise, including the timing of the anticipated closing and the hosting of a capital markets day; the pricing strategies at our operating companies and our joint ventures; the expected drivers of future financial performance at our operating companies and our joint ventures; expectations with respect to a fiber rollout plan by our joint venture, Wyre, in Belgium, along with future efforts to maximize efficiencies of such rollout; our, our affiliates' and our joint ventures' plans with respect to networks, products and services and the investments in such networks, products and services; our strategic plans for our ventures portfolio, including expected capital rotation; our, our affiliates' and our joint ventures' commitments and aspirations with respect to ESG through our People Planet Progress strategy; our share repurchase program, including the percentage amount of shares we intend to repurchase during the year; the strength of our and our affiliates' respective balance sheets (including cash and liquidity position); the tenor and cost of our third-party debt and anticipated borrowing capacity; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ and joint ventures' services and their willingness to upgrade to our more advanced offerings; our, our affiliates’ and our joint ventures' ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us and our businesses as well as our customers; the effects of changes in laws or regulations; the effects of the U.K.'s exit from the E.U.; general economic factors; our, our affiliates’ and our joint ventures' ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our, our affiliates’ and our joint ventures' ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our, our affiliates’ and our joint ventures' video services and the costs associated with such programming; our, our affiliates’ and our joint ventures' ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates and joint ventures to access the cash of their respective subsidiaries; the impact of our operating companies', affiliates’ and joint ventures' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our, our affiliates’ and our joint ventures' ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Share Repurchase Program
Our share buyback plan for 2024 authorized the repurchase of up to 10% of our outstanding shares as of December 31, 2023. Under the program, Liberty Global may acquire from time to time its Class A common shares, Class C common shares, or any combination of Class A and Class C ordinary shares. The program may be effected through open market transactions and/or privately negotiated transactions, which may include derivative transactions. The timing of the repurchase of shares pursuant to the program will depend on a variety of factors, including market conditions and applicable law. The program may be implemented in conjunction with brokers for Liberty Global and other financial institutions with whom Liberty Global has relationships within certain pre-set parameters, and purchases may continue during closed periods in accordance with applicable restrictions. The program may be suspended or discontinued at any time and will terminate upon repurchasing the authorized limits unless further repurchase authorization is provided for.

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 85 million* connections across Europe. Our businesses operate under some of the best-known consumer brands, including Sunrise in Switzerland, Telenet in Belgium, Virgin Media in Ireland, UPC in Slovakia, Virgin Media-O2 in the U.K. and VodafoneZiggo in The Netherlands. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Liberty Global's consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and the VodafoneZiggo JV generate combined annual revenue of more than $18 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies and funds across the content, technology and infrastructure industries, including stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2023 Liberty Global consolidated results and the combined as reported full year 2023 results for the VodafoneZiggo JV and full year 2023 U.S. GAAP results for the VMO2 JV.

Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV deliver mobile services as mobile network operators. Virgin Media Ireland delivers mobile services as a mobile virtual network operator through third-party networks. UPC Slovakia delivers mobile services as a reseller of SIM cards.

Liberty Global Ltd. is listed on the Nasdaq Global Select Market under the symbols "LBTYA", "LBTYB" and "LBTYK".

For more information, please visit www.libertyglobal.com or contact:

Investor Relations            Corporate Communications
Michael Bishop +44 20 8483 6246        Bill Myers +1 303 220 6686
                    Matt Beake +44 20 8483 6428

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
Rebase growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebase growth rates on a comparable basis for all businesses that we owned during 2024, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months ended March 31, 2023 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions to the same extent these entities are included in our results for the three months ended March 31, 2024, (ii) exclude from our rebased amounts the revenue, Adjusted EBITDA and P&E additions of entities disposed of to the same extent these entities are excluded in our results for the three months ended March 31, 2024, (iii) include in our rebased amounts the revenue and costs for the temporary elements of transitional and other services provided to iliad, Vodafone and Deutsche Telekom, to reflect amounts related to these services equal to those included in our results for the three months ended March 31, 2024 and (iv) reflect the translation of our rebased amounts at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2024. We have reflected the revenue, Adjusted EBITDA and P&E additions of these acquired entities in our 2023 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebase growth percentages are not necessarily indicative of the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions that will occur in the future. Investors should view rebase growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance included in our condensed consolidated statements of operations.

The following table provides adjustments made to the 2023 amounts (i) in aggregate for our consolidated reportable segments and (ii) for the non-consolidated VMO2 JV and VodafoneZiggo JV to derive our rebased growth rates:

	Three months ended March 31, 2023
	Revenue	Adjusted EBITDA	Adjusted EBITDA less P&E Additions
	in millions

Consolidated Liberty Global:
Acquisitions and dispositions(i)	$(19.7)	$(20.5)	$(20.5)
Foreign currency	60.1	19.8	7.7
Total	$40.4	$(0.7)	$(12.8)

VMO2 JV(ii):
Foreign currency	$137.4	$44.6	$19.1

VodafoneZiggo JV(ii):
Foreign currency	$12.6	$5.4	$2.6
______________________

(i)In addition to our acquisitions and dispositions, these rebase adjustments include amounts related to agreements to provide transitional and other services to iliad, Vodafone and Deutsche Telekom. These adjustments result in an equal amount of fees in both the 2024 and 2023 periods for those services that are deemed to be temporary in nature.
(ii)Amounts reflect 100% of the adjustments made related to the VMO2 JV's and the VodafoneZiggo JV's revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions, which we do not consolidate, as we hold a 50% noncontrolling interest in the VMO2 JV and the VodafoneZiggo JV.

Liquidity
The following table(i) details the U.S. dollar equivalents of our liquidity position at March 31, 2024, which includes our (i) cash and cash equivalents, (ii) investments held under SMAs and (iii) unused borrowing capacity:

	Cash		Unused
	and Cash		Borrowing	Total
	Equivalents	SMAs(ii)	Capacity(iii)	Liquidity
	in millions

Liberty Global and unrestricted subsidiaries	$227.8	$2,029.5	$—	$2,257.3
Telenet	894.5	—	664.0	1,558.5
Sunrise Holding	15.9	—	763.4	779.3
VM Ireland	1.4	—	108.0	109.4
Total	$1,139.6	$2,029.5	$1,535.4	$4,704.5
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Represents investments held under SMAs which are maintained by investment managers acting as agents on our behalf.
(iii)Our aggregate unused borrowing capacity of $1.5 billion represents maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing.

Summary of Debt & Finance Lease Obligations
The following table(i) details the March 31, 2024 U.S. dollar equivalents of the (i) outstanding principal amounts of our debt and finance lease obligations, (ii) expected principal-related derivative cash payments or receipts and (iii) swapped principal amounts of our debt and finance lease obligations:

		Finance	Total Debt	Principal Related	Swapped Debt
		Lease	& Finance Lease	Derivative	& Finance Lease
	Debt(ii)	Obligations	Obligations	Cash Payments	Obligations
	in millions

Sunrise Holding	$6,393.8	$27.7	$6,421.5	$351.7	$6,773.2
Telenet	6,867.0	3.7	6,870.7	(137.7)	6,733.0
VM Ireland	971.7	—	971.7	—	971.7
Other(iii)	1,370.0	20.9	1,390.9	—	1,390.9
Total	$15,602.5	$52.3	$15,654.8	$214.0	$15,868.8
______________________

(i)Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
(ii)Debt amounts for Sunrise Holding include notes issued by special purpose entities that are consolidated by Sunrise Holding.
(iii)Debt amount includes a loan of $1,358.2 million backed by the shares we hold in Vodafone Group plc.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended
	March 31,
	2024	2023
	in millions, except % amounts

Customer premises equipment (CPE)	$52.1	$69.3
New build & upgrade	71.4	28.1
Capacity	36.1	56.0
Baseline	140.3	137.0
Product & enablers	65.2	99.5
Total P&E additions	365.1	389.9
Reconciliation of P&E additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(39.8)	(42.3)
Assets acquired under finance leases	(0.5)	(7.3)
Changes in current liabilities related to capital expenditures	26.0	36.9
Total capital expenditures, net(ii)	$350.8	$377.2

P&E additions as % of revenue	18.8%	20.9%
______________________

(i)Amounts exclude related VAT of $5.1 million and $6.7 million for the three months ended March 31, 2024 and 2023, respectively, that were also financed under these arrangements.
(ii)The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

ARPU per Fixed Customer Relationship
The following table provides ARPU per fixed customer relationship and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Fixed Customer Relationship
	Three months ended March 31,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global	$66.69	$63.80	4.5%	1.8%
VM Ireland	€61.99	€61.70	0.5%	0.5%
Telenet	€61.59	€59.40	3.7%	3.7%
Sunrise Holding	€61.09	€59.13	3.3%	(0.8%)

Mobile ARPU
The following tables provide ARPU per mobile subscriber and percentage change from period to period on both a reported and rebased basis for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		Increase/(decrease)
	2024	2023	Reported %	Rebased %

Liberty Global:
Including interconnect revenue	$27.04	$25.91	4.4%	(0.3%)
Excluding interconnect revenue	$25.02	$23.68	5.7%	1.0%

	Operating Data — March 31, 2024
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(i)	Video Subscribers (ii)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Consolidated Liberty Global:
Sunrise(v)	2,722,400	1,467,200	1,186,600	1,193,900	921,700	3,302,200	2,493,100	2,854,200
Telenet(vi)	4,200,600	1,992,600	1,724,400	1,637,100	912,900	4,274,400	2,676,500	2,899,100
VM Ireland	987,100	401,500	368,200	222,800	191,000	782,000	134,200	134,200
UPC Slovakia	642,800	175,400	143,800	158,900	87,000	389,700	—	—
Total Liberty Global	8,552,900	4,036,700	3,423,000	3,212,700	2,112,600	8,748,300	5,303,800	5,887,500

VMO2 JV(vii)	16,205,600	5,824,800	5,722,900			12,629,000	15,988,600	35,373,500
VodafoneZiggo JV(viii)	7,533,200	3,517,800	3,183,600	3,491,700	1,434,700	8,110,000	5,324,100	5,651,600

	Subscriber Variance Table — March 31, 2024 vs. December 31, 2023
	Homes Passed	Fixed-Line Customer Relationships	Internet Subscribers(ii)	Video Subscribers(i)	Telephony Subscribers(iii)	Total RGUs	Postpaid Mobile Subscribers	Total Mobile Subscribers(iv)

Organic Change Summary

Consolidated Liberty Global:
Sunrise(v)	8,700	(800)	6,200	(5,800)	(12,500)	(12,100)	26,000	17,900
Telenet(vi)	7,200	(14,900)	(6,000)	(20,600)	(21,300)	(47,900)	(800)	(11,400)
VM Ireland	4,200	(1,300)	(300)	(5,100)	(14,800)	(20,200)	(200)	(200)
UPC Slovakia	400	(1,800)	(1,000)	(2,800)	(500)	(4,300)	—	—
Total Liberty Global	20,500	(18,800)	(1,100)	(34,300)	(49,100)	(84,500)	25,000	6,300

Q1 2024 Liberty Global Adjustments:
Sunrise	6,000	—	—	—	—	—	—	—
Telenet(ix)	580,000	—	—	—	—	—	—	—
Total adjustments	586,000	—	—	—	—	—	—	—

VMO2 JV(vii)	7,200	(2,000)	5,300			(77,400)	(74,500)	157,200
VodafoneZiggo JV(viii)	16,600	(35,200)	(23,500)	(33,000)	(86,400)	(142,900)	22,300	9,600

Q1 2024 Joint Ventures Adjustments:
VMO2 JV	—	—	—	—	—	—	(59,200)	—
Total adjustments	—	—	—	—	—	—	(59,200)	—

Footnotes for Operating Data and Subscriber Variance Tables

(i)At Sunrise, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers at Sunrise include approximately 39,100 subscribers who have requested and received this service.
(ii)We have approximately 30,000 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)At Sunrise, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers at Sunrise include approximately 115,200 subscribers who have requested and received this service.
(iv)In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of March 31, 2024, our mobile subscriber count included approximately 361,100, 222,600, 7,495,600 and 327,500 prepaid mobile subscribers at Sunrise, Telenet, the VMO2 JV and the VodafoneZiggo JV, respectively. Prepaid mobile customers are excluded from the VMO2 JV's and the VodafoneZiggo JV's mobile subscriber counts after a period of inactivity of three months and nine months, respectively. The mobile subscriber count for the VMO2 JV includes IoT connections, which are Machine-to-Machine contract mobile connections, including Smart Metering contract connections. The mobile subscriber count presented above for the VMO2 JV excludes wholesale mobile connections of approximately 9,709,800 that are included in the total mobile subscriber count as defined and presented by the VMO2 JV.
(v)Pursuant to service agreements, Sunrise offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Sunrise's homes passed count as we do not own these networks. Including these arrangements, our operations at Sunrise have the ability to offer fixed services to the national footprint.
(vi)Includes our business in Luxembourg as a result of Telenet's January 2023 acquisition of Eltrona.
(vii)Fixed-line customer counts for the VMO2 JV exclude Upp customers.
(viii)Fixed-line counts for the VodafoneZiggo JV include certain B2B customers and subscribers.
(ix)Represents the aggregate effect of adjustments to correct the understatement of our and Telenet's December 31, 2023 reported Homes Passed.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes
1VMO2 JV has access to and acts as the anchor tenant to homes passed on the nexfibre partner network.
2The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. See the Rebase Information section for more information on rebased growth.
3Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital-related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration-related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
4This release includes the actual U.S. GAAP results for the VMO2 JV for the three months ended March 31, 2024 and 2023. The commentary and YoY growth rates presented in this release are shown on a rebased basis. For more information regarding the VMO2 JV, including full IFRS disclosures, please visit their investor relations page to access the VMO2 JV's Q1 earnings release.
5Converged households or converged SIMs represent customers in either our Consumer or SOHO segment that subscribe to both a fixed-line digital TV and an internet service and Vodafone and/or hollandsnieuwe postpaid mobile telephony service.
6Liquidity refers to cash and cash equivalents and investments held under separately managed accounts plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations or other conditions precedent to borrowing.
7Our aggregate unused borrowing capacity of $1.5 billion represents the maximum undrawn commitments under the applicable facilities without regard to covenant compliance calculations or other conditions precedent to borrowing. Upon completion of the relevant March 31, 2024 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity will continue to be available under each of the respective subsidiary facilities. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to March 31, 2024.
8For purposes of calculating our average tenor, total third-party debt excludes vendor financing, certain debt obligations that we assumed in connection with various acquisitions, and liabilities related to Telenet's acquisition of mobile spectrum licenses. The percentage of debt not due until 2030 or thereafter includes all of these amounts.
9The U.S. GAAP YoY growth rates for the VMO2 JV are impacted by recurring U.S. GAAP to IFRS accounting differences, as further described and reconciled below.

	Three months ended March 31,
	2024	2023
	in millions

Revenue:
U.S. GAAP revenue	$3,282.8	$3,162.7
U.S. GAAP/IFRS adjustments	—	—
IFRS revenue	$3,282.8	$3,162.7

Adjusted EBITDA:
U.S. GAAP Adjusted EBITDA	$1,073.6	$1,025.9
U.S. GAAP/IFRS adjustments(i)	100.3	101.8
IFRS Adjusted EBITDA (including costs to capture)	$1,173.9	$1,127.7

Property & equipment additions:
U.S. GAAP P&E additions	$685.8	$590.6
U.S. GAAP/IFRS adjustments(i)	135.3	59.1
IFRS P&E additions (including costs to capture)	$821.1	$649.7

Adjusted EBITDA less P&E additions:
U.S. GAAP Adjusted EBITDA less P&E additions	$387.8	$435.3
U.S. GAAP/IFRS adjustments(i)	(35.0)	42.7
IFRS Adjusted EBITDA less P&E additions (including costs to capture)	$352.8	$478.0
______________________

(i)U.S. GAAP/IFRS differences primarily relate to (a) the VMO2 JV's investment in CTIL and (b) lease accounting.

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as net earnings (loss) before net income tax benefit (expense), other non-operating income or expenses, net share of results of affiliates, net gains (losses) on debt extinguishment, net realized and unrealized gains (losses) due to changes in fair values of certain investments, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions. A reconciliation of net earnings (loss) to Adjusted EBITDA and Adjusted EBITDA less P&E Additions is presented in the following table:

	Three months ended
	March 31,
	2024	2023
	in millions

Net earnings (loss)	$527.0	$(713.5)
Income tax expense	26.9	12.5
Other income, net	(43.5)	(43.9)
Share of results of affiliates, net	8.0	238.6
Realized and unrealized losses (gains) due to changes in fair values of certain investments, net	(114.9)	5.5
Foreign currency transaction losses (gains), net	(69.1)	302.9
Realized and unrealized losses (gains) on derivative instruments, net	(565.3)	34.4
Interest expense	253.5	200.9
Operating income	22.6	37.4
Impairment, restructuring and other operating items, net	33.5	16.4
Depreciation and amortization	480.7	526.9
Share-based compensation expense	44.6	43.8
Adjusted EBITDA	581.4	624.5
Property and equipment additions	(365.1)	(389.9)
Adjusted EBITDA less P&E Additions	$216.3	$234.6

Adjusted EBITDA after leases (Adjusted EBITDAaL): We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our condensed consolidated statements of operations.

Adjusted Free Cash Flow (Adjusted FCF) & Distributable Cash Flow:

•Adjusted FCF: We define Adjusted FCF as net cash provided by operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on finance leases (which represents a decrease in the period to our actual cash available), each as reported in our condensed consolidated statements of cash flows with each item excluding any cash provided or used by our discontinued operations. Net cash provided by operating activities includes cash paid for third-party costs directly associated with successful and unsuccessful acquisition and dispositions of $5.2 million and $11.6 million during the three months ended March 31, 2024 and 2023, respectively.

•Distributable Cash Flow: We define Distributable Cash Flow as Adjusted FCF plus any dividends received from our equity affiliates that are funded by activities outside of their normal course of operations, including, for example, those funded by recapitalizations (referred to as “Other Affiliate Dividends”).

We believe our presentation of Adjusted FCF and Distributable Cash Flow, each of which is a non-GAAP measure, provides useful information to our investors because these measures can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to our working capital activities and expenses that are capital in nature, whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted FCF and Distributable Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted FCF and Distributable Cash Flow as supplements to, and not substitutes for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows. Further, our Adjusted FCF and Distributable Cash Flow may differ from how other companies define and apply their definition of Adjusted FCF or other similar measures. The following table provides a reconciliation of our net cash provided by operating activities to Adjusted FCF and Distributable Cash Flow for the indicated periods.

	Three months ended
	March 31,
	2024	2023
	in millions

Net cash provided by operating activities	$245.7	$307.8
Operating-related vendor financing additions(i)	159.8	141.4
Cash capital expenditures, net	(350.8)	(377.2)
Principal payments on operating-related vendor financing	(191.0)	(143.5)
Principal payments on capital-related vendor financing	(45.1)	(104.5)
Principal payments on finance leases	(4.0)	(2.4)
Adjusted FCF	(185.4)	(178.4)
Other affiliate dividends	—	198.3
Distributable Cash Flow	$(185.4)	$19.9
_______________

(i)For purposes of our condensed consolidated statements of cash flows, operating-related vendor financing additions represent operating-related expenses financed by an intermediary that are treated as constructive operating cash outflows and constructive financing cash inflows when the intermediary settles the liability with the vendor. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we (i) add in the constructive financing cash inflow when the intermediary settles the liability with the vendor as our actual net cash available at that time is not affected and (ii) subsequently deduct the related financing cash outflow when we actually pay the financing intermediary, reflecting the actual reduction to our cash available to service debt or fund new investment opportunities.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.
ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the monthly average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended, fully-swapped debt borrowing cost (or WACD): The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Debt and Net Debt Ratios: Our debt and net debt ratios, which are non-GAAP metrics, are defined as total debt and net debt, respectively, divided by reported net loss for the last twelve months (reported LTM net loss) and Adjusted EBITDA for the last twelve months (LTM Adjusted EBITDA). Net debt is defined as total debt less cash and cash equivalents and investments held under SMAs. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements. The following table details the calculation of our debt and net debt to reported LTM net loss and LTM Adjusted EBITDA ratios as of and for the twelve months ended March 31, 2024 (in millions, except ratios):

Reconciliation of reported LTM net loss to LTM Adjusted EBITDA:
Reported LTM net loss	$(2,633.3)
Income tax expense	164.0
Other income, net	(225.1)
Gain associated with the Telenet Wyre Transaction	(377.8)
Share of results of affiliates, net	1,788.7
Loss on debt extinguishment, net	1.4
Realized and unrealized loss due to changes in fair values of certain investments, net	436.9
Foreign currency transaction gain, net	(301.2)
Realized and unrealized gain on derivative instruments, net	(73.4)
Interest expense	960.5
Operating loss	(259.3)
Impairment, restructuring and other operating items, net	85.0
Depreciation and amortization	2,269.0
Share-based compensation expense	231.8
LTM Adjusted EBITDA	$2,326.5

Debt to reported LTM net loss and LTM Adjusted EBITDA:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$15,654.8
Principal related projected derivative cash payments	214.0
Vodafone Collar Loan	(1,358.2)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,510.6

Reported LTM net loss	$(2,633.3)
Debt to reported LTM net loss ratio	(5.5)

LTM Adjusted EBITDA	$2,326.5
Debt to LTM Adjusted EBITDA ratio	6.2

Net Debt to reported LTM net loss and LTM Adjusted EBITDA:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$14,510.6
Cash and cash equivalents and investments held under SMAs	(3,169.1)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$11,341.5

Reported LTM net loss	$(2,633.3)
Net debt to reported LTM net loss ratio	(4.3)

LTM Adjusted EBITDA	$2,326.5
Net debt to LTM Adjusted EBITDA ratio	4.9

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV's networks in the U.K. and Ireland as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Tech Framework: Our centrally-managed technology and innovation function (our T&I Function) provides, and allocates charges for, certain products and services to our consolidated reportable segments (the Tech Framework). These products and services include CPE hardware and related essential software, maintenance, hosting and other services. Our consolidated reportable segments capitalize the combined cost of the CPE hardware and essential software as property and equipment additions and the corresponding amounts charged by our T&I Function are reflected as revenue when earned.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.

Appendix - Supplemental Adjusted EBITDAaL Information

The following table presents (i) Adjusted EBITDA, (ii) finance lease-related depreciation and interest expense adjustments, (iii) Adjusted EBITDAaL and (iv) the percentage change from period to period for Adjusted EBITDA and Adjusted EBITDAaL on both a reported and rebased basis for each of our reportable segments.

	Three months ended March 31,		Increase/(decrease)
	2024	2023(i)	Reported %	Rebased %
	in millions, except % amounts

Adjusted EBITDA:
Sunrise	$279.3	$263.0	6.2	0.4
Telenet	308.4	302.9	1.8	0.2
VM Ireland	40.0	41.5	(3.6)	(4.9)
Central and Other	(31.0)	32.1	N.M.	N.M.
Intersegment eliminations(i)	(15.3)	(15.0)	N.M.	N.M.
Total Adjusted EBITDA	$581.4	$624.5	(6.9)	(6.8)

VMO2 JV(ii)	$1,073.6	$1,025.9	4.6	0.3
VodafoneZiggo JV(ii)	$519.0	$471.5	10.1	8.8

Finance lease adjustments:
Sunrise	$(1.7)	$(1.2)
Telenet	(0.3)	(20.3)
Central and Other	(0.7)	(2.0)
Total finance lease adjustments	$(2.7)	$(23.5)

VMO2 JV(ii)	$(2.2)	$(2.1)
VodafoneZiggo JV(ii)	$(2.9)	$(2.4)

Adjusted EBITDAaL:
Sunrise	$277.6	$261.8	6.0	0.3
Telenet	308.1	282.6	9.0	0.3
VM Ireland	40.0	41.5	(3.6)	(4.9)
Central and Other	(31.7)	30.1	N.M.	N.M.
Intersegment eliminations(i)	(15.3)	(15.0)	N.M.	N.M.
Total Adjusted EBITDAaL	$578.7	$601.0	(3.7)	(6.6)

VMO2 JV(ii)	$1,071.4	$1,023.8	4.6	0.3
VodafoneZiggo JV(ii)	$516.1	$469.1	10.0	8.7
______________________
N.M. - Not Meaningful

(i)Amounts relate to the Adjusted EBITDA impact within our T&I Function related to the Tech Framework.
(ii)Amounts reflect 100% of the 50:50 non-consolidated VMO2 JV and VodafoneZiggo JV.

Appendix - Foreign Currency Information

The following table presents the relationships between the primary currencies of the countries in which we operate and the U.S. dollar, which is our reporting currency, per one U.S. dollar:

	March 31, 2024	December 31, 2023

Spot rates:
Euro	0.9262	0.9038
Swiss franc	0.9014	0.8392
British pound sterling	0.7920	0.7835
Polish zloty	3.9891	3.9272

	Three months ended March 31,
	2024	2023

Average rates:
Euro	0.9211	0.9320
Swiss franc	0.8747	0.9253
British pound sterling	0.7886	0.8229
Polish zloty	3.9897	4.3895